Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Declares Quarterly Cash Dividend
of $0.09 per Share

Sarasota, FL, June 8, 2020 — Helios Technologies (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share.

The dividend will be payable on July 20, 2020 to stockholders of record as of July 5, 2020.

About Helios Technologies
Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company operates in two business segments, Hydraulics and Electronics.  The Hydraulics segment markets and sells products globally under the brands of Sun Hydraulics in relation to cartridge valve technology, Custom Fluidpower with regard to hydraulic system design and Faster in connection with quick release coupling solutions.  Global Electronics brands include Enovation Controls and Murphy for fully-tailored solutions with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

For more information, contact:
Christopher M. Gordon / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3874 / (716) 843-3908
cgordon@keiadvisors.com / dpawlowski@keiadvisors.com

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Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200